Exhibit 10.04

MASTER PLAN DOCUMENT

SOUTHWEST GAS CORPORATION

BOARD OF DIRECTORS RETIREMENT PLAN

Effective January 1, 1988

Amended Effective May 9, 1990

Amended and Restated Effective October 1, 1993

Amended and Restated Effective March 1, 1999

Amended and Restated Effective January 1, 2005

TABLE OF CONTENTS

Article	Subject	Page
1	Definitions	1

2	Eligibility	3

3	Amount and Form of Retirement Benefit	4

4	Payment of Retirement Benefits	4

5	No Death Benefits	5

6	General	5

7	Trusts	6

8	Termination, Amendment or Modification of the Plan	6

9	Restrictions on Alienation of Benefits	7

10	Administration of the Plan	7

11	Claims Procedure	8

12	Miscellaneous	10

MASTER PLAN DOCUMENT

SOUTHWEST GAS CORPORATION

BOARD OF DIRECTORS RETIREMENT PLAN

PURPOSE

The purpose of this Plan is to provide specified benefits to Directors of Southwest Gas Corporation. Eligibility for participation in the Plan shall be limited to outside, non-employee Directors retiring after January 1, 1988, who were members of the Board of Directors on or before January 20, 2003. The Plan is designed to comply with and shall be administered in a manner consistent with the applicable requirements of Internal Revenue Code (“IRC” or “Code”) Section 409A and related Treasury regulations.

ARTICLE 1

DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the words and phrases listed below shall be defined as follows:

1.1	“Board of Directors” means the Board of Directors of the Company.

1.2	“Change in Control” means the first to occur of any of the following events:

(a)	Any “person” (as the term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) who becomes a beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50 percent or more of the Company’s capital stock entitled to vote in the election of Directors; or

(b)	During any period of not more than twelve months, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the Board of Directors of the Company, and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a) of this Article 1.2) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least 75 percent of the Directors then still in office, who either were Directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof.

1.3	“Committee” means the Compensation Committee of the Board of Directors to which the Board of Directors has given authority to manage and administer the Plan in accordance with the provisions of the Plan. After a Change in Control, the Committee shall cease to have any powers under the Plan and all powers previously vested in the Committee under the Plan will then be vested in the Third Party Fiduciary.

1.4	“Company” means Southwest Gas Corporation and any Successor Corporation.

1.5	“Director” means an outside, non-employee, member of the Board of Directors prior to a Change in Control.

1.6	“Disability” means either of the following circumstances as determined by the Committee in its sole discretion: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (b) the Participant is determined to be totally disabled by the Social Security Administration.

1.7	“Master Plan Document” means this legal instrument containing the provisions of the Plan.

1.8	“Participant” means an outside, non-employee Director who was elected or appointed to serve on the Board of Directors on or before January 20, 2003. As defined, former or current employees of the Company and Retired employees of the Company are excluded from participation in the Plan.

1.9	“Plan” means the Directors Retirement Plan evidenced by this Master Plan Document.

1.10	“Retiree” means a Retired Director who is eligible to receive benefits under the Plan.

1.11	“Retire”, “Retired” or “Retirement” means the termination of a Director’s service on the Board of Directors on one of the dates specified in Article 2.

1.12	“Successor Corporation” means any corporation or other legal entity which is the successor to Southwest Gas Corporation, whether resulting from merger, reorganization or transfer of substantially all of the assets of Southwest Gas Corporation, regardless of whether such entity shall expressly agree to continue the Plan.

1.13	“Third Party Fiduciary” means an independent third party selected by the Committee to take over the administration of the Plan upon and after a Change in Control and to determine appeals of claims denied under the Plan before and after a Change in Control pursuant to a Third Party Fiduciary Services Agreement.

1.14	“Third Party Fiduciary Services Agreement” means the agreement with the Third Party Fiduciary to perform services with respect to the Plan.

1.15	“Trust Agreement” means an agreement establishing a “grantor trust” of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the IRC.

1.16	“Trust Fund or Funds” means the assets of every kind and description held under any Trust Agreement forming a part of the Plan.

1.17	“Trustee” means any person or entity selected by the Company to act as Trustee under any Trust Agreement at any time of reference.

1.18	“Years of Service” means the length of time, in discrete twelve-month periods, a Participant has served on the Board of Directors.

ARTICLE 2

ELIGIBILITY

2.1	Retirement Benefits Each Participant is eligible to Retire and receive a benefit under this Plan beginning on one of the following dates, provided he qualifies:

(a)	“Normal Retirement Date,” which is the first day of the month following the month in which the Participant reaches age 65, provided he has at least ten Years of Service.

(b)	“Mandatory Retirement Date,” which is the first day of the month following the month in which the Participant reaches age 72.

(c)	“Postponed Retirement Date,” which is the first day of the month following the month in which the Participant terminates service on the Board of Directors, provided he has at least ten Years of Service and provided that such date is after the Normal Retirement Date and before the Mandatory Retirement Date.

(d)	“Disability Retirement Date,” which is the first day of the month following the month in which the Participant’s Disability began, as determined by the Committee.

2.2	Early Retirement A Participant is eligible to elect “Early Retirement” from the Board of Directors prior to age 65 provided he has at least ten Years of Service. The Participant electing Early Retirement will be eligible to receive benefits pursuant to Section 3.3.

2.3	Change in Control Notwithstanding the foregoing and upon the occurrence of a Change in Control, a Participant will be deemed Retired and receive the Normal Retirement Benefit beginning the first day of the month following such an event, provided he has at least five Years of Service at such time.

ARTICLE 3

AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1	Normal Retirement Benefit The annual benefit payable under the Plan will be the amount of the Participant’s annual retainer fee on his Normal Retirement Date and will be paid for life as provided in Article 4.

3.2	Mandatory Retirement Benefit The annual benefit payable under the Plan will be the amount of the Participant’s annual retainer fee on his Mandatory Retirement Date and will be paid for life as provided in Article 4.

3.3	Early Retirement Benefit The annual benefit payable for Early Retirement under the Plan will be the amount of the Participant’s annual retainer fee on his Early Retirement date and will be paid for life commencing when the Participant reaches age 65 as provided in Article 4.

3.4	Postponed Retirement Benefit The annual benefit payable at a Postponed Retirement Date under the Plan will be the amount of the Participant’s annual retainer fee on the date of his postponed retirement and will be paid for life as provided in Article 4.

3.5	Disability Retirement Benefit The annual benefit payable at a Disability Retirement Date under the Plan will be the amount of the Participant’s annual retainer fee on the date of the Disability and will be paid for life as provided in Article 4.

3.6	Discretionary Benefits The Board of Directors may, at its sole discretion, grant to an eligible Participant an increased benefit of $1,000 per year for life for each ten-year period of service beyond the minimum qualifying service period of ten years.

ARTICLE 4

PAYMENT OF RETIREMENT BENEFITS

4.1	Timing of Payments One-quarter of the benefit determined in accordance with Article 3 will be payable on the first day of each calendar quarter. The initial benefit payment will be paid within 30 days after a Participant’s Retirement, and will be prorated for a partial calendar quarter if the Retirement date is not on the first day of a calendar quarter.

4.2	Cessation of Benefits Benefit payments will cease on the first day of the calendar quarter following the Retiree’s death.

ARTICLE 5

NO DEATH BENEFITS

5.1	Death No benefits are payable under this Plan in the event of death.

ARTICLE 6

GENERAL

6.1	Payment Obligation Amounts payable to a Participant shall be paid exclusively from the general assets of the Company or from the assets of a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, established for use in funding executive compensation arrangements and commonly known as a “rabbi trust.”

6.2	Limitation on Payment Obligations The Company shall have no obligation under the Plan to a Participant, except as provided in this Plan.

6.3	Furnishing Information The Participant shall cooperate in furnishing all information requested by the Company to facilitate the payment of his benefit.

6.4	Unsecured General Creditor Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan (and the Trust Funds described in Article 7) be unfunded for purposes of the Code.

6.5	Withholding There shall be deducted from each payment made under the Plan or other compensation payable to the Participant all taxes which are required to be withheld by the Company in respect to such payment under this Plan. The Company shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the payment amount of said taxes.

6.6	Continued Tenure The Company is without power to lawfully assure a Participant continued tenure as a Director, and nothing herein constitutes a contract of continuing Directorship between the Company and the Participant.

ARTICLE 7

TRUSTS

7.1	Trusts The Company may maintain one or more Trust Funds to finance all or a portion of the benefits under the Plan by entering into one or more Trust Agreements. Any Trust Agreement is designated as, and shall constitute, a part of the Plan, and all rights which may accrue to any person under the Plan shall be subject to all the terms and provisions of such Trust Agreement. A Trustee shall be appointed by the Committee or the Board of Directors and shall have such powers as provided in the Trust Agreement. The Committee or the Board of Directors may modify any Trust Agreement, in accordance with its terms, to accomplish the purposes of the Plan and appoint a successor Trustee under the provisions of such Trust Agreement. By entering into such Trust Agreement, the Committee or the Board of Directors may vest in the Trustee, or in one or more investment managers (as defined in ERISA), the power to manage and control the Trust Fund. Committee authority under the provisions of this Article 7.1 will cease upon the occurrence of a Change in Control.

ARTICLE 8

TERMINATION, AMENDMENT OR MODIFICATION OF THE PLAN

8.1	Plan Amendment To the extent permitted by the IRC and related regulations, the Board of Directors may, at any time, and without notice, amend or modify the Plan in whole or in part; provided, however, that: (a) no amendment or modification shall be effective to decrease or restrict (i) the benefits the Participant qualifies for under the provisions of the Plan, or (ii) benefit payments to Participants once such payments have commenced; and (b) effective January 1, 2005, no amendment or modification of this Article 8, Article 10, or Article 11 of the Plan shall be effective except to the extent both the Committee and the Board of Directors deems necessary to comply with applicable law.

8.2	Plan Termination The Board of Directors shall not terminate the Plan until all benefits have been paid in full to the Participants under the provisions of the Plan.

8.3	Bankruptcy To the extent permitted under Code Section 409A and its related Treasury regulations, the Board of Directors shall have the authority, in its sole discretion, to terminate the Plan and distribute each Participant’s benefits to the Participant within twelve months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(a). The total accelerated distribution under this Article 8.3 must be included in a Participant’s gross income in the latest of:

(a)	The calendar year in which the Plan is terminated;

(b)	The calendar year in which the Participant’s benefits are no longer subject to a substantial risk of forfeiture; or

(c)	The calendar year in which distribution of the Participant’s benefits is administratively practicable.

ARTICLE 9

RESTRICTIONS ON ALIENATION OF BENEFITS

9.1	No Assignment To the maximum extent permitted by law, no interest or benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind.

ARTICLE 10

ADMINISTRATION OF THE PLAN

10.1	Committee Duties Except as otherwise provided in this Article 10, and subject to Article 11, the general administration of the Plan, as well as construction and interpretation thereof, shall be vested in the Committee. Specifically, the Committee shall have the discretion and authority to: (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan; and (b) decide or resolve any and all questions including interpretations of the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The number of members of the Committee shall be established by, and the members shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. Members of the Committee may be Participants under the Plan.

10.2

Administration after a Change in Control Upon and after a Change in Control, the administration of the Plan shall be vested in a Third Party Fiduciary, as provided for herein and pursuant to the terms of a Third Party Fiduciary Services Agreement. Any Third Party Fiduciary Services Agreement is designated as, and shall constitute, a part of the Plan. The Third Party Fiduciary shall also have the discretion and authority to: (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan; and (b) decide or resolve any and all questions including interpretation of the Plan and the Trust Agreement. Except as otherwise provided for in any Trust Agreement, the Third Party Fiduciary shall have no power to direct the investment of Plan or Trust Funds or select any investment manager or custodial firm for the Plan or Trust Agreement. The Company shall pay all reasonable administrative expenses and fees of the Third Party Fiduciary when it acts as the administrator of the Plan or pursuant to Article 11. The Third Party Fiduciary may not be terminated by the Company without the consent of at least 50 percent of the Participants in the Plan.

10.3	Agents In the administration of the Plan, the Committee or the Third Party Fiduciary, as the case may be, may from time to time employ such agents, consultants, advisors, and managers as it deems necessary or useful in carrying out its duties as it sees fit (including acting through a duly authorized representative) and may from to time to time consult with counsel to the Company.

10.4	Binding Effect of Decisions The decision or action of the Committee or the Third Party Fiduciary, as the case may be, with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan (and the Trust Agreement to the extent provided for in Article 10.2) and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.5	Indemnity by Company The Company shall indemnify and save harmless each member of the Committee, the Third Party Fiduciary, and any employee of the Company to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses, and liabilities arising from any action or failure to act with respect to the Plan, except in the case of fraud, gross negligence, or willful misconduct by the Committee, any of its members, the Third Party Fiduciary, or any such employee.

10.6	Cooperation – Providing Information To enable the Committee and the Third Party Fiduciary to perform their functions, the Company shall supply full and timely information to the Committee and the Third Party Fiduciary, as the case may be, on all matters relating to the compensation of all Participants, their Retirement, death or other cause for termination of service, and such other pertinent facts as the Committee or the Third Party Fiduciary may require.

ARTICLE 11

CLAIMS PROCEDURE

11.1	Presentation of Claims Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for determination with respect to benefits available to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

11.2	Notification of Decision The Committee shall consider a claim and notify the Claimant within 90 calendar days after receipt of a claim in writing:

(a)	That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant: (i) the specific reason(s) for the denial of the claim, or any part thereof; (ii) the specific reference(s) to pertinent provisions of the Plan upon which the denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 11.3.

11.3	Review of Denied Claim Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Third Party Fiduciary a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant’s duly authorized representative) may review pertinent documents, submit written comments or other documents, and request a hearing, which the Third Party Fiduciary, in its sole discretion, may grant.

11.4	Decision on Review The Third Party Fiduciary shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of a denial, unless a hearing is held or other special circumstances require additional time, in which case the Third Party Fiduciary’s decision must be rendered within 120 calendar days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) the specific reason(s) for the decision; (b) the specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Third Party Fiduciary deems relevant.

11.5	Legal Action A Claimant’s compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 12

MISCELLANEOUS

12.1	Recusal No Director will participate in an action of the Committee or the Board of Directors on a matter that solely applies to that Director. Such matters will be determined by a majority of the rest of the Committee or the Board of Directors.

12.2	Providing Plan Details Each Participant will receive a copy of this Plan, and the Committee will make available for any Participant’s inspection a copy of the rules and regulations the Committee uses in administering the Plan.

12.3	Governing Law Except to the extent federal law applies, the Plan shall be governed by, and construed under, the laws of the State of Nevada.

12.4	Assignment The Plan shall be binding upon the Company and any of its successors and assigns, and upon a Participant and their assigns, heirs, executors, and administrators.

12.5	Gender and Number Masculine pronouns wherever used shall include feminine pronouns and when the context dictates, the singular shall include the plural.

12.6	Headings Headings in this Master Plan Document are inserted for convenience of reference only. Any conflict between such headings and the text shall be resolved in favor of the text.

12.7	Severability In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

12.8	Notices Any notice given under the Plan shall be in writing and shall be mailed or delivered to:

SOUTHWEST GAS CORPORATION

Board of Directors Retirement Plan

Compensation Committee (LVB-283)

P.O. Box 98510

Las Vegas, NV 89193-8510

and

Wachovia Bank, N.A.

One West Fourth Street

Winston-Salem, NC 27101

IN WITNESS WHEREOF, the Company has executed this Master Plan Document to be effective January 1, 2005.

SOUTHWEST GAS CORPORATION

By	/s/ JEFFREY W. SHAW
Jeffrey W. Shaw
Chief Executive Officer

Date	January 14, 2008